Exhibit 99.1

NEWS RELEASE

Media Contact:
David Lebedeff, @Road Investor Relations
(510) 870-1317
dlebedeff@road-inc.com

@Road® Appoints Interim Chief Financial Officer

FREMONT, CA — April 30, 2004 — @Road (NASDAQ: ARDI), a leading provider of mobile resource management (MRM) services, today announced that it has appointed Carol Rice-Murphy, the Company’s Vice President and Controller, as the Company’s interim Chief Financial Officer (CFO). The Company has commenced a search for a new CFO.

Tom Hoster, the Company’s CFO since November 1999, is leaving the Company. Mr. Hoster plans to join a private company to assist in its initial public offering process.

Carol Rice-Murphy has served as Controller for @Road since February 2000 and was promoted to Vice President in November of 2001. Ms. Rice-Murphy is responsible for the Company’s finance and accounting functions, with over 25 years of experience in financial management in the high technology industry in addition to this role.

“I am pleased to have helped @Road grow into a leading provider of mobile resource management services,” stated Mr. Hoster. “I leave the company in the hands of a capable management team with a strong balance sheet. I believe that the company has realized just a small portion of the market potential for mobile resource management services, and with its leadership position and integrity can continue to define the mobile resource management category.”

“We thank Tom for his efforts over the past four years as we grew from a private company to a profitable public company with over $100 million on the balance sheet,” said Krish Panu, president and CEO of @Road. “We wish Tom well in his future endeavors.”

About @Road

@Road (NASDAQ: ARDI) is a leading provider of mobile resource management (MRM) services, a rapidly growing category of productivity solutions integrating wireless communications, location technologies, hosted software applications, transaction processing and the Internet to help companies better manage mobile workers. Any size organization, in any industry or public sector, in which improving the productivity of mobile workers has an impact on revenue, expenses, customer service and competitive advantage, will benefit from @Road MRM services. Because @Road offers MRM services on a hosted basis, customers avoid expensive and complex software and IT infrastructure investments. Since @Road delivers services on a subscription basis, customers can experience a rapid and measurable return-on-investment.

@Road delivers its MRM services to more than 130,000 mobile workers in North America every day. The company has headquarters in Fremont, CA, and secure networked data centers on both U.S. coasts. For more information, visit the @Road web site at www.road.com.

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Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements involving risks and uncertainties that could cause actual results to differ materially from those in such forward-looking statements. Potential risks and uncertainties include, but are not limited to, our ability to attract and retain personnel and general economic and political conditions. Further information regarding risk factors is included in the @Road Report on Form 10-K dated March 12, 2004 and in its other filings with the Securities and Exchange Commission. @Road does not undertake any obligation to update the forward-looking statements contained in this press release.

@Road is a registered trademark of At Road, Inc. The @Road logo is a trademark and/or service mark of At Road, Inc.